Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

Englewood, Colorado, May 8, 2013 - Liberty Interactive Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) today reported first quarter 2013 results. Highlights include(1):

Attributed to Liberty Interactive Group

•	Grew consolidated QVC revenue by 2% and adjusted OIBDA(2) by 4% in Q1

◦	Grew QVC US revenue by 5% and adjusted OIBDA by 8%

◦	US operating income grew by 5%

◦	QVC.com revenue as a percent of total US revenue increased to 42%, a 3 point increase

◦	QVC US mobile penetration was 27% of QVC.com orders

◦	Consolidated operating income increased 1%

•	QVC issued 30-year and 10-year senior secured notes at 5.95% and 4.375%, respectively

•	eCommerce group grew revenue by 20% and adjusted OIBDA by 15%

◦	Operating income grew by 27%

•	Repurchased $267 million of LINTA shares from February 1 to April 30
Attributed to Liberty Ventures Group

•	Called for redemption of the 3.125% exchangeable senior debentures due 2023

•	Issued new 0.75% exchangeable senior debentures due 2043

“QVC produced particularly strong results in the US, driven by solid operating performance and continued growth in eCommerce and mobile revenue. Our eCommerce companies showed marked improvement and returned to growth in adjusted OIBDA,” stated Greg Maffei, Liberty President and CEO. “We accelerated our repurchases of Liberty Interactive stock and bought $267 million worth of shares. Attributable to Liberty Ventures, post quarter close, we redeemed the 3.125% exchangeable debentures and issued new 30-year exchangeable debentures at an interest rate of 0.75% in a cash and tax neutral manner.”

LIBERTY INTERACTIVE GROUP - Liberty Interactive Group's revenue increased 5% to $2.4 billion in the first quarter, adjusted OIBDA increased 4% to $437 million and operating income was relatively flat at $260 million. The increase in revenue was due to 2% growth at QVC combined with favorable results at the eCommerce companies driven by the Easter holiday falling during the first quarter of 2013, increased marketing efforts driving additional traffic, greater conversion resulting from investments in site optimization, increased shipping charges, and broader inventory offerings. The increase in adjusted OIBDA for the quarter was due to the revenue growth at QVC and the eCommerce companies, offset by unfavorable foreign currency exchange rates.

QVC
QVC's consolidated net revenue increased 2% in the first quarter to $2.0 billion. During the same period, adjusted OIBDA increased 4% to $404 million and operating income increased 1% to $260 million. As 2012 was a leap year, the current period results include one less day versus the prior period.

“QVC's first quarter results were highlighted by strong revenue growth in the US and solid international performance,” said Mike George, QVC President and CEO. “We are seeing our customers embracing QVC as a destination that is centered around community, entertainment and relationships as much as it is around shopping.”

QVC's US revenue increased 5% to $1.3 billion in the first quarter primarily as a result of strength in the electronics and beauty categories. Average selling price per unit (“ASP”) increased 6% from $57.01 to $60.51, while units sold declined 1% compared to the prior year first quarter. Returns as a percent of gross product revenue improved 65 basis points. In the same period, eCommerce revenue increased 13% to $544 million and grew to 42% from 39% as a percentage of total US net revenue. Adjusted OIBDA increased 8% to $291 million and adjusted OIBDA margin(2) increased 67 basis points in the first quarter. Adjusted OIBDA margin increased primarily due to favorable warehouse, freight and obsolescence expenses.

QVC's international revenue in US Dollars decreased 2% in the first quarter to $677 million. The first quarter results included the negative impact of the strengthening of the US Dollar against the Japanese Yen, and to a lesser extent, the UK Pound Sterling, which were somewhat offset by the weakening of the US Dollar against the Euro. Adjusted OIBDA decreased 6% to $113 million and adjusted OIBDA margin decreased 65 basis points in the first quarter. In constant currency, QVC's international revenue and adjusted OIBDA increased 4% and 1%, respectively.

QVC Japan's revenue grew 3% in local currency in the first quarter due to growth in all categories except home. QVC Japan's ASP in local currency increased 3% and units sold increased 3% in the first quarter. QVC Japan's first quarter returns as a percent of gross product revenue in local currency increased 97 basis points due primarily to higher return rates in jewelry, apparel and accessories. QVC Japan's adjusted OIBDA in local currency was relatively flat and adjusted OIBDA margin decreased 71 basis points in the first quarter. The decrease in adjusted OIBDA margin was primarily applicable to duplicate running costs and a lease cancellation accrual associated with the transition to its new headquarters in March 2013.

In US Dollars, QVC Japan's revenue and adjusted OIBDA decreased 11% and 14%, respectively. The decrease in revenue and adjusted OIBDA during the quarter was driven by a 14% decline in the Japanese Yen which created significant pressure on US Dollar denominated results.

QVC Germany's revenue increased 1% in local currency in the first quarter primarily due to sales growth in the beauty, apparel and accessories categories, partially offset by lower jewelry sales. QVC Germany's ASP in local currency remained flat, while units sold increased 4% in the first quarter. QVC Germany's first quarter return rate as a percent of gross product revenue in local currency increased 266 basis points from the prior year due primarily to changes in prior period estimates based on actual experience as well as higher returns in electronics and jewelry. QVC Germany's adjusted OIBDA in local currency decreased 7% and adjusted OIBDA margin decreased 142 basis points for the first quarter. Adjusted OIBDA margin decreased primarily due to an accrual made in connection with additional taxes and social security contributions expected to result from a potential reclassification of certain workers. Excluding this accrual, adjusted OIBDA would have increased 1%, consistent with revenue growth.

QVC UK's revenue grew 1% in local currency in the first quarter primarily due to sales in the home and beauty categories, partially offset by lower jewelry sales. QVC UK's ASP in local currency increased 4%, while units sold decreased 3% in the first quarter. QVC UK's first quarter return rate as a percent of gross product revenue in local currency decreased 97 basis points. UK's adjusted OIBDA in local currency decreased 6% and adjusted OIBDA margin decreased 72 basis points in the first quarter. The decrease in adjusted OIBDA margin was primarily due to lower product margins and inventory FX losses from a decline in the value of the UK Pound Sterling.

QVC Italy's revenue increased 90% in local currency in the first quarter. QVC Italy's sales were primarily from the cooking and dining, beauty and apparel product categories. QVC Italy's ASP in local currency increased 2% and units sold increased 87% in the first quarter. In the same period, the adjusted OIBDA deficit improved by 67%.

CNRS, QVC's joint venture in China, saw revenue increase 39% in local currency in the first quarter. In the same period, CNRS' adjusted OIBDA deficit improved by 41%. This joint venture is being accounted for as an equity method investment.

QVC's outstanding bank and bond debt was $3.5 billion at March 31, 2013, an increase of over $100 million since December 31, 2012. On March 1, 2013, QVC amended and restated its bank credit facility to, among other things, extend the maturity of the bank credit facility to March 1, 2018 and lower the interest rate on borrowings. On March 18, 2013, QVC issued $750 million principal amount of 4.375% Senior Secured Notes due 2023 and $300 million principal amount of 5.95% Senior Secured Notes due 2043. The net proceeds from the issuance of these instruments were used to reduce the outstanding principal under QVC's existing notes and bank credit facility, as well as for general corporate purposes. On March 18, 2013, QVC repurchased $124 million of its 7.125% Senior Secured Notes due 2017 and $231 million of its 7.5% Senior Secured Notes due 2019 via a tender offer. On April 17, 2013, QVC completed the redemption of the remaining $376 million principal amount of its 7.125% Senior Secured Notes due 2017, fully retiring these notes.

eCommerce Businesses
In the aggregate, Liberty Interactive Group's eCommerce businesses increased revenue 20% to $460 million for the first quarter. Adjusted OIBDA increased 15% to $39 million and operating income increased 27% to $19 million. The increase in revenue, adjusted OIBDA and operating income were the result of the Easter holiday falling during the first quarter of 2013, increased marketing efforts driving additional traffic, greater conversion resulting in site optimization, increased shipping charges, and broader inventory offerings. The decrease in adjusted OIBDA as a percentage of revenue was primarily due to an inventory reserve adjustment at one of our subsidiaries and lower product margins as a result of product discounts and promotions offered during the period.

Share Repurchases
From February 1, 2013 through April 30, 2013, Liberty repurchased approximately 12.6 million Series A Liberty Interactive shares at an average cost per share of $21.23 for total cash consideration of $267.1 million. Since the creation of the Liberty Interactive stock in May 2006, Liberty has repurchased approximately 196.8 million shares at an average cost per share of $19.16 for aggregate cash consideration of $3.8 billion. These repurchases represent approximately 28.1% of the shares outstanding at the time of creation of the Liberty Interactive stock. All repurchases up to August 9, 2012, the date on which the Liberty Interactive stock was recapitalized to create the Liberty Ventures stock, were comprised of shares of the combined stocks. The total remaining repurchase authorization for Liberty Interactive Group stock is approximately $929 million.

Liberty Interactive Group holds controlling interests in companies that are engaged in digital commerce, including QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub, and also owns interests in HSN and Lockerz.

LIBERTY VENTURES GROUP - As of March 31, 2013, the fair value of the equity method securities and non-strategic AFS securities attributed to the Liberty Ventures Group was $1.8 billion and $1.9 billion, respectively. When compared to the value as of December, 31, 2012, the fair value of Liberty Ventures Group's equity method securities increased 2% and AFS securities increased 5%.

Share Repurchases
There were no repurchases of Liberty Ventures Group stock from February 1, 2013 through April 30, 2013. The Liberty Ventures Group does not have an outstanding stock repurchase authorization at this time.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty's businesses and assets other than those attributed to the Liberty Interactive Group and include its subsidiary TripAdvisor, its interest in Expedia, and minority interests in Time Warner and Time Warner Cable. TripAdvisor is a separate publicly traded company and additional information about TripAdvisor can be obtained through its website and filings with the Securities and Exchange Commission.

FOOTNOTES

1)
Liberty's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty's earnings conference call which will begin at 11:45 a.m. (ET) on May 8, 2013. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

LIBERTY INTERACTIVE GROUP FINANCIAL METRICS - QUARTER

(amounts in millions)	1Q12	1Q13	% Change
Revenue
QVC
US	$1,240	$1,297	5%
International	692	677	-2%
Total QVC Revenue	1,932	$1,974	2%
eCommerce businesses	382	460	20%
Total Liberty Interactive Group Revenue	$2,314	$2,434	5%

Adjusted OIBDA
QVC
US	$270	$291	8%
International	120	113	-6%
Total QVC Adjusted OIBDA	390	404	4%
eCommerce businesses	34	39	15%
Corporate and other	(5)	(6)	-20%
Total Liberty Interactive Group Adjusted OIBDA	$419	$437	4%

Operating Income
QVC
US	$171	$180	5%
International	87	80	-8%
Total QVC Operating Income	$258	$260	1%
eCommerce businesses	15	19	27%
Corporate and other	(14)	(19)	-36%
Total Liberty Interactive Group Operating Income	$259	$260	0%

(amounts in millions)
LINT Shares Outstanding	4/30/2012	4/30/2013
Outstanding A and B shares	559	530

(amounts in millions)
LINTA and LINTB Basic and Diluted Shares	Quarter ended 3/31/2012(1)	Quarter ended 3/31/2013
Basic Weighted Average Shares Outstanding (“WASO”)	572	535
Potentially dilutive Shares	9	7
Diluted WASO	581	542

(1)
Represents the basic and diluted WASO for Liberty Interactive Corporation prior to the recapitalization of Liberty Interactive Corporation into the Liberty Interactive Group and Liberty Ventures Group tracking stocks on August 9, 2012.

QVC OPERATING METRICS - QUARTER

(amounts in millions except average sale price amounts)	1Q12	1Q13	% Change
QVC - Consolidated(1)
Revenue	$1,932	$1,974	2%
Adjusted OIBDA	$390	$404	4%
Adjusted OIBDA margin	20.19%	20.47%	28 bps

eCommerce and Mobile Metrics
eCommerce $ of total revenue	$631	$715	13%
eCommerce % of total revenue	32.66%	36.22%	356 bps

Mobile % of total eCommerce(2)	18.49%	27.73%	924 bps

QVC - US(1)
Revenue	$1,240	$1,297	5%
Adjusted OIBDA	$270	$291	8%
Adjusted OIBDA margin	21.77%	22.44%	67 bps
Average sale price (ASP)	$57.01	$60.51	6%
Units sold	23.88	23.53	-1%
Return rate	19.48%	18.83%	65 bps

eCommerce and Mobile Metrics
eCommerce $ of US revenue	$481	$544	13%
eCommerce % of US revenue	38.79%	41.94%	315 bps

Mobile % of US eCommerce(2)	15.84%	26.99%	1,115 bps

QVC - Japan(1)
Revenue	$289	$256	-11%
Adjusted OIBDA	$63	$54	-14%
Adjusted OIBDA margin	21.8%	21.09%	(71) bps
Average sale price (ASP)	¥6,402.89	¥6,568.51	3%
Units sold	3.93	4.03	3%

QVC - Germany(1)
Revenue	$247	$250	1%
Adjusted OIBDA	$46	$43	-7%
Adjusted OIBDA margin	18.62%	17.2%	(142) bps
Average sale price (ASP)	€36.80	€36.70	—%
Units sold	6.44	6.71	4%

QVC - UK(1)
Revenue	$140	$140	—%
Adjusted OIBDA	$20	$19	-5%
Adjusted OIBDA margin	14.29%	13.57%	(72) bps
Average sale price (ASP)	£28.38	£29.46	4%
Units sold	3.47	3.35	-3%

QVC - Italy(1)
Revenue	$16	$31	94%
Adjusted OIBDA	$(9)	$(3)	67%
Adjusted OIBDA margin	(56.25)%	(9.68)%	4,657 bps
Average sale price (ASP)	€32.19	€32.80	2%
Units sold	0.39	0.73	87%

(1)	Revenue change, adjusted OIBDA change and eCommerce and Mobile Metrics calculated in US Dollars, not local currency.

(2)	Based on gross orders.

NOTES
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2013 to the same period in 2012.

The following financial information with respect to Liberty's equity affiliates and available for sale securities is intended to supplement Liberty's consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	12/31/2012	3/31/2013
HSN(1)	$1,102	$1,098
Total Attributed Liberty Interactive Group	$1,102	$1,098

Expedia(2)	$1,389	$1,385
Interval Leisure Group and Tree.com(3)	373	413
Other Public Holdings(4)	1,815	1,905
Total Attributed Liberty Ventures Group	$3,577	$3,703

(1)
Represents fair value of Liberty Interactive Group's investment in HSN. In accordance with GAAP, Liberty Interactive Group accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at its historical carrying value which aggregated $242 million and $261 million at December 31, 2012 and March 31, 2013, respectively.

(2)
Represents fair value of Liberty Ventures Group's investment in Expedia. In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at its historical carrying value which aggregated $431 million and $430 million at December 31, 2012 and March 31, 2013, respectively.

(3)
Represents fair value of Liberty Ventures Group's investments. In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values which aggregated $90 million and $93 million at December 31, 2012 and March 31, 2013, respectively.

(4)	Represents Liberty Ventures Group's other public holdings which are accounted for at fair value.

Cash and Debt
The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	12/31/2012	3/31/2013
Cash and Liquid Investments Attributable to:
Liberty Interactive Group	$699	$587
Liberty Ventures Group(1)(2)	2,147	1,724
Total Liberty Consolidated Cash and Liquid Investments	$2,846	$2,311

Less:
Short-term marketable securities - Liberty Ventures Group	$186	$473
Long-term marketable securities - Liberty Ventures Group	—	468
Total Liberty Consolidated Cash (GAAP)	$2,660	$1,370

Debt:
Senior notes and debentures(3)	$1,032	$1,032
QVC senior notes(3)	2,500	3,195
QVC bank credit facility	903	328
Other	125	131
Total Attributed Liberty Interactive Group Debt	$4,560	$4,686
	(18)	(15)
Total Attributed Liberty Interactive Group Debt (GAAP)	$4,542	$4,671

Senior exchangeable debentures(4)	2,852	2,425
	412	391
Total Attributed Liberty Ventures Group Debt	$3,264	$2,816
Fair market value adjustment	78	388
Total Attributed Liberty Ventures Group Debt (GAAP)	$3,342	$3,204

Total Liberty Interactive Corporation Debt (GAAP)	$7,884	$7,875

(1)
Includes $186 million and $473 million of short-term marketable securities with an original maturity greater than 90 days as of December 31, 2012 and March 31, 2013, respectively which are included in other current assets in Liberty Ventures Group's condensed consolidated balance sheets.

(2)
Includes $468 million of marketable securities with an original maturity greater than one year as of March 31, 2013, which are reflected in investments in available-for-sale securities in Liberty Ventures Group's condensed consolidated balance sheet.

(3)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(4)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the Liberty Interactive Group decreased $112 million, primarily due to stock repurchases and capital expenditures. These cash outflows were partially offset by cash flow from operations at QVC and borrowings of debt at QVC in excess of repayments. Total debt attributed to the Liberty Interactive Group increased by $126 million, primarily due to the first quarter debt refinancing at QVC, in excess of repayments on QVC senior notes and bank credit facilities.

Total cash and liquid investments attributed to the Liberty Ventures Group decreased $423 million, primarily due to debt repayments. Included in the total cash and liquid investments attributed to the Liberty Ventures Group is $594 million held at TripAdvisor, which is comprised of $209 million of cash, $194 million of short-term marketable securities and $191 million of long-term marketable securities. Although TripAdvisor is a consolidated subsidiary, they are a separate public company with a significant noncontrolling interest, therefore Liberty may not have ready access to those cash and liquid investments. Total debt attributed to the Liberty Ventures Group decreased by $448 million, primarily due to repayments made on senior exchangeable debentures.

Important Notice: Liberty (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) President and CEO, Greg Maffei will discuss Liberty's earnings release in a conference call which will begin at 11:45 a.m. (ET) on May 8, 2013. The call can be accessed by dialing (888) 337-8192 or (719) 325-2243 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 11:45 a.m. (ET) on May 15, 2013, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 9345991. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertyinteractive.com/events. Links to this press release will also be available on Liberty's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, the effect of digital conversion on QVC's channel placement, new service and product offerings, QVC's mobile commerce platform, the continuation of our stock repurchase program, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION
As a supplement to Liberty's consolidated statements of operations, which are included in its Form 10-Q, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest business owned by Liberty (QVC) at March 31, 2013, which Liberty has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors. Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified reportable segment to that segment's operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	1Q12	2Q12	3Q12	4Q12	1Q13
Liberty Interactive Group
QVC
Revenue - US	$1,240	$1,280	$1,237	$1,828	$1,297
Revenue - International	692	694	681	864	677
Revenue - Total	$1,932	$1,974	$1,918	$2,692	$1,974
Adjusted OIBDA - US	270	315	278	429	291
Adjusted OIBDA - International	120	123	119	174	113
Adjusted OIBDA - Total	$390	$438	$397	$603	$404
Operating income - US	171	214	173	312	180
Operating income - International	87	87	87	137	80
Operating income - Total	$258	$301	$260	$449	$260
Gross margin - US	35.6%	37.2%	36.1%	34.7%	36.1%
Gross margin - International	37.7%	38.1%	37.4%	37.1%	37.5%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty, QVC (and certain of its subsidiaries), and the eCommerce businesses together with a reconciliation to that entity's operating income, as determined under GAAP. Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of Liberty Interactive Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended March 31, 2012, June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q12	2Q12	3Q12	4Q12	1Q13
Liberty Interactive Group
Adjusted OIBDA	$419	$455	$397	$626	$437
Depreciation and amortization	(143)	(147)	(147)	(159)	(153)
Stock compensation expense	(17)	(18)	(18)	(32)	(24)
Impairment of intangible assets	—	—	(39)	(53)	—
Operating Income	$259	$290	$193	$382	$260

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the eCommerce businesses to that entity or Group's operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2012, June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q12	2Q12	3Q12	4Q12	1Q13
Liberty Interactive Group
QVC Adjusted OIBDA
QVC US	$270	$315	$278	$429	$291

QVC Japan	63	70	67	79	54
QVC Germany	46	39	36	58	43
QVC UK	20	21	21	42	19
QVC Italy	(9)	(7)	(5)	(5)	(3)
QVC International adjusted OIBDA	$120	$123	$119	$174	$113

Consolidated QVC adjusted OIBDA	390	438	397	603	404
Depreciation and amortization	(127)	(129)	(129)	(141)	(134)
Stock compensation	(5)	(8)	(8)	(13)	(10)
Operating Income	$258	$301	$260	$449	$260

eCommerce Businesses
Adjusted OIBDA	34	23	4	35	39
Depreciation and amortization	(17)	(16)	(18)	(19)	(18)
Stock compensation	(2)	(8)	(3)	(2)	(2)
Impairment of intangible assets	—	—	(39)	(53)	—
Operating Income (Loss)	$15	$(1)	$(56)	$(39)	$19

LIBERTY INTERACTIVE CORPORATION
BALANCE SHEET INFORMATION
March 31, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Inter-group Eliminations	Consolidated Liberty
ASSETS	amounts in millions
Current assets:
Cash and cash equivalents	$587	783	—	1,370
Trade and other receivables, net	814	158	—	972
Inventory, net	1,116	—	—	1,116
Other current assets	238	493	(156)	575
Total current assets	2,755	1,434	(156)	4,033
Investments in available-for-sale securities and other cost investments	4	2,373	—	2,377
Investments in affiliates, accounted for using the equity method	319	551	—	870
Property and equipment, net	1,174	15	—	1,189
Intangible assets not subject to amortization	8,376	5,484	—	13,860
Intangible assets subject to amortization, net	1,831	1,085	—	2,916
Other assets, at cost, net of accumulated amortization	95	14	—	109
Total assets	$14,554	10,956	(156)	25,354

LIABILITIES AND EQUITY
Current liabilities:
Intergroup Payable (receivable)	$21	(21)	—	—
Accounts payable	523	12	—	535
Accrued liabilities	690	69	—	759
Current portion of debt	262	1,020	—	1,282
Current deferred tax liabilities	—	960	(156)	804
Other current liabilities	256	70	—	326
Total current liabilities	1,752	2,110	(156)	3,706
Long-term debt	4,409	2,184	—	6,593
Deferred income tax liabilities	1,267	1,808	—	3,075
Other liabilities	210	2	—	212
Total liabilities	7,638	6,104	(156)	13,586
Equity/Attributed net assets (liabilities)	6,792	484	—	7,276
Noncontrolling interests in equity of subsidiaries	124	4,368	—	4,492
Total liabilities and equity	$14,554	10,956	(156)	25,354

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Three months ended March 31, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
REVENUE:
Net retail sales	$2,434	—	2,434
Other revenue	—	230	230
Total revenue	2,434	230	2,664

OPERATING COSTS AND EXPENSES:
Cost of sales	1,553	—	1,553
Operating, including stock-based compensation	208	36	244
Selling, general and administrative, including stock-based compensation	260	106	366
Depreciation and amortization	153	77	230
	2,174	219	2,393
Operating income	260	11	271

OTHER INCOME (EXPENSE):
Interest expense	(84)	(27)	(111)
Share of earnings (losses) of affiliates, net	16	(27)	(11)
Realized and unrealized gains (losses) on financial instruments, net	13	(86)	(73)
Other, net	(40)	2	(38)
	(95)	(138)	(233)
Earnings (loss) before income taxes	165	(127)	38
Income tax benefit (expense)	(58)	73	15
Net earnings (loss)	107	(54)	53
Less net earnings (loss) attributable to noncontrolling interests	12	14	26
Net earnings (loss) attributable to Liberty stockholders	$95	(68)	27

LINT Shares Outstanding
Outstanding A and B shares as of April 30, 2013 (in millions)	530

LINTA and LINTB Basic and Diluted Shares (in millions)	Quarter ended 3/31/2013
Basic Weighted Average Shares Outstanding (“WASO”)	535
Potentially dilutive shares	7
Diluted WASO	542

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Three months ended March 31, 2012 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
REVENUE:
Net retail sales	$2,314	—	2,314
Other revenue	—	—	—
Total revenue	2,314	—	2,314

OPERATING COSTS AND EXPENSES:
Cost of sales	1,466	—	1,466
Operating	208	—	208
Selling, general and administrative, including stock-based compensation	238	1	239
Depreciation and amortization	143	—	143
	2,055	1	2,056
Operating income (loss)	259	(1)	258

OTHER INCOME (EXPENSE):
Interest expense	(77)	(29)	(106)
Share of earnings (losses) of affiliates, net	13	(2)	11
Realized and unrealized gains (losses) on financial instruments, net	14	(32)	(18)
Other, net	3	—	3
	(47)	(63)	(110)
Earnings (loss) before income taxes	212	(64)	148
Income tax benefit (expense)	(79)	36	(43)
Net earnings (loss)	133	(28)	105
Less net earnings (loss) attributable to the noncontrolling interests	14	—	14
Net earnings (loss) attributable to Liberty stockholders	$119	(28)	91

LINT Shares Outstanding
Outstanding A and B shares as of April 30, 2012 (in millions)	559

LINTA and LINTB Basic and Diluted Shares (in millions)	Quarter ended 3/31/2012
Basic Weighted Average Shares Outstanding (“WASO”)	572
Potentially dilutive shares	9
Diluted WASO	581

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$107	(54)	53
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	153	77	230
Stock-based compensation	24	18	42
Cash payments for stock based compensation	(2)	(1)	(3)
Share of (earnings) losses of affiliates, net	(16)	27	11
Cash receipts from return on equity investments	4	3	7
Realized and unrealized gains (losses) on financial instruments, net	(13)	86	73
Deferred income tax (benefit) expense	(27)	(192)	(219)
Other, net	11	—	11
Intergroup tax allocation	41	(41)	—
Changes in operating assets and liabilities
Current and other assets	259	(53)	206
Payables and other current liabilities	(395)	76	(319)
Net cash provided (used) by operating activities	146	(54)	92

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	37	37
Investments in and loans to cost and equity investees	—	(38)	(38)
Capital expended for property and equipment	(50)	(9)	(59)
Net sales (purchases) of short term and other marketable securities	—	(658)	(658)
Other investing activities, net	(30)	(6)	(36)
Net cash provided (used) by investing activities	(80)	(674)	(754)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,383	4	1,387
Repayments of debt	(1,251)	(452)	(1,703)
Intergroup receipts (payments), net	2	(2)	—
Repurchases of Liberty common stock	(252)	—	(252)
Other financing activities, net	(37)	—	(37)
Net cash provided (used) by financing activities	(155)	(450)	(605)

Effect of foreign currency rates on cash	(23)	—	(23)
Net increase (decrease) in cash and cash equivalents	(112)	(1,178)	(1,290)
Cash and cash equivalents at beginning of period	699	1,961	2,660
Cash and cash equivalents at end period	$587	783	1,370

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2012 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
CASH FLOWS FROM OPERATING ACTIVITIES:	amounts in millions
Net earnings (loss)	$133	(28)	105
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	143	—	143
Stock-based compensation	17	—	17
Share of losses (earnings) of affiliates, net	(13)	2	(11)
Realized and unrealized gains (losses) on financial instruments, net	(14)	32	18
Deferred income tax (benefit) expense	(32)	8	(24)
Other, net	2	3	5
Intergroup tax allocation	44	(44)	—
Changes in operating assets and liabilities
Current and other assets	268	—	268
Payables and other current liabilities	(170)	(21)	(191)
Net cash provided (used) by operating activities	378	(48)	330

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	—	(45)	(45)
Capital expended for property and equipment	(68)	—	(68)
Net sales (purchases) of short term and other marketable securities	38	—	38
Other investing activities, net	(17)	1	(16)
Net cash provided (used) by investing activities	(47)	(44)	(91)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	245	—	245
Repayments of debt	(272)	(2)	(274)
Intergroup receipts (payments), net	(94)	94	—
Repurchases of Liberty common stock	(228)	—	(228)
Other financing activities, net	(27)	—	(27)
Net cash provided (used) by financing activities	(376)	92	(284)
Effect of foreign currency rates on cash	(8)	—	(8)
Net increase (decrease) in cash and cash equivalents	(53)	—	(53)
Cash and cash equivalents at beginning of period	847	—	847
Cash and cash equivalents at end period	$794	—	794